INTERNATIONAL DISTRIBUTION REPRESENTATION AGREEMENT

               This Agreement is made as of the 16th day April, 2003 (the "Effective Date"), by and between eAcceleration Corp., a Delaware corporation (the "Company"), with its principal place of business at 1050 NE Hostmark Street, Suite 100B, Poulsbo, Washington 98370, and Plasma Devices, Inc., a Washington corporation ("Plasma" or "You"), with its principal offices located at 777-108th Ave. NE, Suite 2230, Bellevue, Washington 98004.

               WHEREAS, eAcceleration markets and sells eAnthology Membership Online Services and the related computer software products (the "Product");

               WHEREAS, Plasma desires to continue identifying non-US distributors ("Customers") and to negotiate international software retail distribution agreements (each, a "Distribution Agreement") for the Product or its components throughout the world other than the United States [and Canada], in exchange for a fee;

               NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereto agree as follows:

               1. Services; Exclusivity.

                  (a) The Company hereby agrees to retain you and you agree to act as an independent representative of the Company for the term set forth herein, subject to the terms and conditions hereof and to the direction of the executive officers of the Company, for consideration as set forth in Section 2 below with respect to identifying and negotiating the terms of Distribution Agreements between the Company and distributors outside the United States for the Product or its components.

                  (b) The Distribution Agreements will be subject to the following:

                      (i) The Company and you will work together to identify each Customer's designated geographic area.
                      (ii) Each Customer will be required to maintain a minimum sales volume in order to obtain and retain exclusive distribution rights in its geographic area. These minimum sales levels will be determined by the Company after consultation with you.
                      (iii) In light of the Product already being
                            distributed worldwide by the Company via the Internet, any Distribution Agreement that contemplates the cessation of sales of the Product via the Internet in the geographic area covered thereby will need to be determined on a case by case basis, depending upon, among other things, the minimum sales level for such geographic area.

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                      (iv)  Each Customer will be responsible for
                            translating the Product into the local
                            language of its geographic area. In connection with this, the Company will cooperate with respect to translating the Product into approximately twelve languages.
                      (v)   Distribution Agreements are expected to
                            provide for including differing amounts of subscription time for the Product in various retail packages. The Company may consider promotional programs offering bonus periods with specific retail packages of the Product.

                  (c) You will have the exclusive right to act as the Company's representative with respect to Distribution Agreements from the date hereof through and until June 30, 2003 (the "Initial Period"). Your exclusivity will continue until the earlier of (i) June 30, 2004, or (ii) the expiration of any quarterly period ending on or after June 30, 2003 in which the Company does not execute and deliver a Distribution Agreement with a Customer introduced by you or through exchange of drafts show to a reasonable persons judgment that a Distribution Agreement is imminent. Upon the lapse of your exclusivity, you will continue to have non-exclusive rights with respect to Distribution Agreements during the term of this Agreement.

                  (d) You shall, except as otherwise provided herein, be subject to the Company's rules, practices and policies applicable to the Company's independent contractors, as such rules, practices and policies may be revised from time to time by the Board of Directors or the executive officers of the Company.

                  2. Compensation.

                  (a) In the recognition of your role in introducing the Company to SSI Corporation, the Company will pay to you, during the term of the Company's agreement dated April, 2003 with SSI Corporation (the "SSI Contract"), an amount per month equal to the lesser of (i) $50,000 or (ii) one third of the guaranteed monthly payment actually received by the Company under the SSI Contract.

                  (b) As compensation for your services hereunder, the Company will pay to you an amount equal to 5% of the payments received by the Company in respect of Distribution Agreements entered into pursuant to the terms of this Agreement (including pursuant to the SSI Agreement) to the extent that such payments exceed $150,000 per month.

                  (c) All Distribution Agreements shall provide for payment to the Company in U.S. Dollars or the equivalent. In the event that for any reason any Customer makes any payment to the Company under a Distribution Agreement in any currency other than U.S. Dollars, the Company may pay you your commission pursuant to paragraph 2(b) of this Agreement in such local currency, and you will be responsible for any taxes with respect thereto.

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                  (d) Each payment to you hereunder will be made by the Company by check and will be sent to you by the Company within ten (10) days after receipt by the Company of payment from its Customer.

                  (e) You may be required to travel from time to time in the performance of your services, and you shall be entitled to receive no additional compensation hereunder in connection with such travel, and you shall bear all of your travel, lodging and other related expenses.

                  (f) The amounts payable to you pursuant to this Section 2 shall be full consideration for the performance of your Services and obligations hereunder.

                  (g) All payments for the Product shall be made directly by the customer to the Company. Any payments collected by you to the Company's account shall be immediately remitted to the Company without offset for commissions or claims of any nature whatsoever.

                  3. Company Responsibilities.

                  (a) During the term hereof, the Company will do the following:

                      (i) Provide the Product to Customers on terms consistent with the Company's established sales prices and terms for the Product or other price acceptable to the Company.

                      (ii) Furnish you with copies of all Distribution Agreements entered into with Customers.

                      (iii) Furnish you upon request with the Company's terms
                            and conditions of sale in effect from time to time, price lists, standard literature and advertising material as available.

                  (b) The Company shall have the right at any time to supplement your sales efforts by advertisement, promotion, publicity, direct solicitation or any other means at Company's sole discretion and expense, but the Company will have no obligation to do so.

                  (c) Company personnel will not be required to travel farther than to either Bellevue or Seattle, Washington for any negotiations, meetings or for any other purposes in connection with the transactions contemplated by this Agreement.

                  4.  Your Responsibilities.

                  During the term hereof, you will do the following:

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                  (a) Use your best efforts to identify Customers and negotiate terms of Distribution Agreement providing compensation to the Company as comparable as possible to the Company's U.S. pricing for the Product.

                  (b) Submit in writing to the Company not later than the 10th day of each month a report summarizing the status of negotiations for Distribution Agreements in each country in which you are active.

                  (c) Comply with all applicable laws, rules and regulations concerning the promotion and sale of Product. You shall furnish all information reasonably requested by the Company in order to ensure and to document compliance with applicable laws and regulations.

                  (d) You shall solicit the sales of Products hereunder only in accordance with the Company's terms and conditions of sale as established by the Company from time to time, including without limitation, terms and conditions of shipment, deliveries, passage of title to Products, risk of loss, insurance, termination for convenience, warranty, payment and prepayments.

                  5. Non-Solicitation; Confidentiality, Non-Interference and Proprietary Information; Non-Competition.

                  (a) Non-Solicitation. You shall not employ or otherwise engage, or solicit, entice or induce on behalf of yourself or any other person, entity or corporation, the services or employment of any person who has been an employee, sales representative, consultant to, or agent of the Company within one year of the date of such offer or solicitation.

                  (b) Confidentiality. In the course of your retention by the Company, you will have access to and possession of valuable and important confidential or proprietary data or information of the Company and its operations. You will not during your retention by the Company or at any time thereafter divulge or communicate to any person nor shall you direct any Company employee, representative or agent to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Company or for the benefit of any other person, any of such confidential or proprietary data or information or make or remove any copies thereof, whether or not marked or otherwise identified as "confidential" or "secret." You shall take all reasonable precautions in handling the confidential or proprietary data or information within the Company to a strict need-to-know basis and shall comply with any and all security systems and measures adopted from time to time by the Company to protect the confidentiality of the confidential or proprietary data or information. The term "confidential or proprietary data or information" as used in this Agreement shall mean information not generally available to the public, including, without limitation, all intellectual property, database information, personnel information, financial information, customer lists, supplier lists, trade secrets, forms, information regarding operations, systems, trade programs, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

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                  (c) Non-Interference. You agree that neither you nor the
employees will at any time after any termination of your retention by the Company hereunder, for your own account or for the account of any other person or entity, interfere with the Company's relationship with any of its suppliers, customers, employees, representatives or agents.

                  (d) Return of Property. All written materials, records and documents made by you or coming into your possession during your retention by the Company concerning any products, processes or equipment manufactured, used, developed, investigated, purchased, sold or considered by the Company or otherwise concerning the business or affairs of the Company shall be the sole property of the Company, and upon termination of your retention by the Company, or upon request of the Company during your retention by the Company, you shall promptly deliver the same to the Company. In addition, upon termination of your retention by the Company, you will deliver to the Company all other Company property in your possession or under your control, including, but not limited to, tangible property, financial statements, marketing and sales data, customer and supplier lists, database information and other documents.

                  (e) Injunctive Relief. With respect to the covenants contained in Section 5 of this Agreement, you agree that any remedy at law for any breach or threatened or attempted breach of such covenants may be inadequate and that the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security.

                  (f) The provisions of this Section 5 shall survive the termination of this Agreement.

                  6.  Term; Termination.

                  (a) This Agreement shall terminate on the earlier of (i) the third anniversary of the Effective Date or (ii) after a material breach hereof, upon thirty (30) days' notice to the breaching party by the non-breaching party; provided, that: (1) so long as the SSI Agreement remains in effect through the end of your period of exclusivity as provided in Section 1(b) above, then this Agreement will terminate on the third anniversary of the earlier of (A) June 30, 2004 or (B) the end of your exclusivity (the "Extended Termination Date"); (2) unless either party notifies the other at least thirty days prior to the Extended Termination Date, the term of this Agreement will be extended by one additional year after the Extended Termination Date if as of the Extended Termination Date the SSI Contract is still in full force and effect and the Company has received all payments thereunder in an amount equal to not less than $150,000 per month; and (3) upon either party to the SSI Contract notifying the other of a termination thereof, either party hereto may terminate this Agreement upon thirty (30) days' notice to the other party, which termination shall be effective on the next anniversary of the date of this Agreement.

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                  7. Independent Contractor; Authority; Taxes.

                  It is understood that you are engaged hereunder as an independent contractor and not as an employee or agent of the Company and that you will not have any authority to bind the Company or execute any agreements or contracts on behalf of the Company, all of which shall be subject to approval of and execution by the authorized officers of the Company. The Company will not be responsible for any income tax withholding with respect to any remuneration paid or payable to you hereunder, and each party will be responsible for their own taxes, both domestic and international.

                  8. Notices.

                  All notices hereunder shall be in writing and shall be sent by hand delivery, nationally recognized overnight courier service, facsimile transmission electronically confirmed, electronic mail, express mail or by certified or registered mail, postage prepaid, return receipt requested, if to you, to your address as listed in the Company's records, and if to the Company, to eAcceleration Corp., at the Company's address set forth above, Attention:
President; with a copy to Kaufman & Associates, LLC, 50 Charles Lindbergh Boulevard, Suite 206, Uniondale, New York 11553, Attention: Neil M. Kaufman, Esq., Fax: (516) 222-5100, e-mail: neilk@kmcorplaw.com.

                  9. Miscellaneous.

                  This Agreement is the complete agreement of the parties with respect to the subject matter hereof and supercedes any and all prior agreements between the parties. This Agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement may be sought. The waiver by any party of a breach of any provision of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach. This Agreement shall not be assignable by you. This Agreement shall be binding upon and inure to the benefit of you, your successors and assigns, and shall be binding upon and inure to the benefit of the Company, its successors and assigns. Except as specifically set forth or referred to herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement. This Agreement shall be construed and governed in accordance with the laws of the State of Washington, without giving effect to the conflicts or choice of law provisions thereof. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

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                  10. Review of this Agreement; No Conflicting Agreements.

                  You acknowledge that you have carefully read this Agreement, and you hereby represent and warrant to the Company that your entering into this Agreement, and the obligations and duties undertaken by you and the employees hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which you or any employee is a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                              EACCELERATION CORP.


                                              By:   /s/ Clinton L. Ballard
                                                 Clinton L. Ballard
                                                 President

                                              PLASMA DEVICES, INC.


                                              By:   /s/ Robert Miracle
                                                 Robert Miracle
                                                 Title: President


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